EXHIBIT 99.1

Avatar Holdings Inc. Becomes AV Homes, Inc.
Strategic Planning Initiative Defines New Brands, Business Plans and Products

Kissimmee, FL (Feb.15, 2012) – With nearly 80 years of history behind it, builder and developer Avatar Holdings Inc. is changing its name.  The new company name is AV Homes, Inc.™ and its shares will begin trading on NASDAQ under the ticker symbol AVHI effective as of the market open on Feb. 16, 2012.

The new name was chosen to communicate an unmistakable business identity to its customers, while maintaining a linkage to the company’s long and successful history.  The new name, however, is just one part of a larger strategic planning initiative that was undertaken to position the company to participate in the much anticipated rebound in the homebuilding sector.

AV Homes has deep and diversified roots in American business.  Founded in 1933, it endured the Great Depression and has operated in business sectors such as finance, insurance, utilities and manufacturing.   More recently, the company established itself as a builder of active adult communities for people 55 and older, and by serving the housing needs of move-up buyers.

Chief Executive Officer Allen J. Anderson, who stepped into the role in June 2011, said the strategic planning initiative, conducted with assistance from real estate advisory firm RCLCO, has served to redefine the company’s business plans.  “As a company we have a strong understanding of the active adult market and how the last five years have affected the retirement plans of Baby Boomers,” he said.  “In addition, Boomers have never been more focused on the elements that contribute to a healthy and vital lifestyle.  These are both factors that will help us define the homes and lifestyles we provide to this massive demographic segment of our population,” he added.

Anderson said AV Homes will soon bring new active adult brands to the market, but did not elaborate about the specific elements of those brands.  Late last year the company announced that it is reviewing its thousands of acres of land holdings in Central Florida with the objective of selling some of those holdings and deploying the capital from those sales to diversify the geographic footprint of the company.

Recently, the company rebranded its primary residential development operations under the Joseph Carl Homes™ name.  That brand has ongoing operations in the Orlando and Phoenix areas.  Joseph Carl Homes was founded by AV Homes Executive Vice President Carl Mulac.  Mulac and his business associates sold the company to AV Homes in October of 2010.  That sale also included CantaMia™ a 55+ active adult community near Phoenix.

Anderson said the overall rebranding activity was an important part of the strategic plan, but added that the company was also implementing a new operational model to address the economic realities of the industry.  “Builders today cannot compete successfully using the operating models of the past,” he said.  “We closed our corporate offices in Coral Gables, Florida and placed our teams and executive officers on the ground closer to our assets.  We’ve right-sized our employee base to align with ongoing operations, and have initiated third-party agreements with experienced service providers who can better manage our lifestyle operations and enhance our customers’ satisfaction,” he said.

Finally, as part of AV Homes’ strategic planning initiative, the company has reduced the size of its Board of Directors from nine members to six.  Directors Milton Dresner, Beth Stewart and Ken Rosen resigned from their positions effective Feb. 13, 2012.

Dr. Kenneth Rosen served on the Avatar board for 18 years bringing both valuable practical and academic perspectives to his role as a Director.  Mr. Rosen was appointed to the Board in September 1994 and applied his expertise to its strategic growth with key demographic insights and appreciation of emerging market trends garnered as Chairman of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley.  Mr. Rosen’s prescience was most valuable in his early warnings of the looming housing crisis helping Avatar pull back from the market well before other homebuilders.  He also recently served as Chairman of the Compensation Committee.

Mr. Milton Dresner served on the Avatar board for 17 years providing a wealth of experience in the real estate markets, particularly relating to home building.  Mr. Dresner was appointed as a Director in July 1995.  As Founding Partner of The Highland Companies, he employed his 50 years of real estate experience to the benefit of Avatar, helping to shape the company’s strategic plans and direction and sharing invaluable insights.  Most recently he also provided important leadership to the company as Chairman of its Nominating and Corporate Governance Committee.

Ms. Beth Stewart joined the Avatar Board of Directors in May of 2001.  As an accomplished business executive with extensive Corporate Board experience, Ms. Stewart provided important guidance to many of the company’s financial initiatives with perspectives gained as an investment banker, specializing in real estate, at Goldman Sachs & Co.  Ms. Stewart was very active in the board deliberations culminating in the acquisition of The Jen properties in October 2011.  She served on the Board’s Audit and Nominating and Corporate Governance Committees.

Avatar Chairman Joshua Nash said he was extremely appreciative of the considerable contributions these directors made on behalf of the company over so many years of dedicated service.  “They served Avatar with dedication and high distinction for many years and together, they have contributed to our success and helped build a strong foundation for our future growth.  We thank them for their unwavering commitment and wish each of them continued success in their future endeavors,” Mr. Nash said.

AV Homes, Inc. is engaged in homebuilding, land development and other real estate operations in Florida and Arizona.  Its principal operations are conducted at its 55+ active adult communities – Solivita™ near Orlando, and CantaMia near Phoenix.  It also builds homes for people of all ages in Central Florida and Phoenix through its Joseph Carl Homes brand.

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2010 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov.  AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:	Ken Plonski
863-427-7126
k.plonski@avhomesinc.com